SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:

  Preliminary Proxy Statement

  Confidential, for Use of the Commission
  Only (as permitted by Rule 14a-6(e)(2)

  Definitive Proxy Statement
  Definitive Additional Materials
  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

GOLDEN ISLES FINANCIAL HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
  No fee required.
  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

  Fee paid previously with preliminary materials.

  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:


NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

GOLDEN ISLES FINANCIAL HOLDINGS, INC.

    Notice is hereby given that a special meeting of shareholders of Golden Isles Financial Holdings, Inc. (the Company) will be held on March 11, 1997, at 10:00 a.m., local time, at the Embassy Suites Hotel, 500 Mall Boulevard, Brunswick, Georgia 31520, pursuant to a demand delivered to the Secretary of the Company by more than 25% of the shareholders of the Company for the purpose of considering and voting on the following matters, all of which are described in the attached proxy statement:

Proposal A:

1. That the number of members constituting the full Board of Directors be fixed at six (a decrease of two members);

2.  That each of J. Thomas Whelchel, Michael D. Hodges, C.
    Kermit Keenum and L. McRee Harden be removed as members of the Board of Directors;

3. That Article 3, Section 3.6 of the bylaws of the Company be amended to state that the shareholders of the Company shall have the right to fill a vacancy on the Board of Directors (created by the removal of a director) at a special meeting or an annual meeting; and

4.  That two persons  nominated by Gregory S. Junkin, Paul D.
    Lockyer and Scott A. Junkin be elected to fill the two vacancies on the Board of Directors.

Proposal B:

5. That the number of members constituting the full Board of Directors be fixed at 13 (an increase of five members); and

6.  That five persons nominated by Gregory S. Junkin, Paul D.
    Lockyer and Scott A. Junkin be elected to fill the five vacancies on the Board of Directors resulting from the increase in the number of directors.

Such other matters as may properly come before the meeting and any adjournment thereof.

    Only shareholders of record at the close of business on Wednesday, January 29, 1997, shall be entitled to notice of and to vote at the meeting and any adjournment thereof.

    The Board of Directors would like to have as many shareholders as possible represented at the special meeting. Accordingly, you are asked to sign and return the enclosed proxy at your earliest convenience. You may change or withdraw your proxy at any time prior to the voting at the meeting, including if you attend the meeting and wish to vote in person.

    By order of the Board of Directors and Jimmy D. Veal,
Secretary.

GOLDEN ISLES FINANCIAL HOLDINGS, INC.



By: /s/ Jimmy D. Veal
    Jimmy D. Veal, Secretary




St. Simons Island, GA
February    , 1997



SUMMARY

    This proxy statement is furnished in connection with two (2) alternative proposals (Proposal A and Proposal B) to be voted upon by shareholders of Golden Isles Financial Holdings, Inc. (the Company). THE EFFECT OF EITHER PROPOSAL, IF ADOPTED BY SHAREHOLDERS OF THE COMPANY, WOULD BE TO ENABLE MR. GREGORY S. JUNKIN AND MR. PAUL D. LOCKYER TO REGAIN CONTROL OF MANAGEMENT OF THE COMPANY. Under both proposals, persons nominated by Gregory
S. Junkin (Mr. Junkin), Paul D. Lockyer (Mr. Lockyer) and Scott A. Junkin (collectively, the Junkin Group) would be elected to fill vacancies on the Board of Directors of the Company created by adoption of either of those proposals. Mr. Junkin and Mr. Lockyer both served as executive officers of the Company prior to their dismissal on October 17, 1996, at which time their employment was terminated by the Board of Directors of the Company for reasons more particularly discussed hereinafter (see Dismissal of Mr. Junkin and Mr. Lockyer).

    THE BOARD OF DIRECTORS OF THE COMPANY, EXCEPTING ONLY
MESSRS. JUNKIN AND LOCKYER, OPPOSE BOTH OF THE PROPOSALS AND
SOLICITS YOUR PROXY BY MARKING THE PROXY CARD TO VOTE AGAINST ALL
PARTS OF PROPOSAL A AND PROPOSAL B.

INTRODUCTION

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Golden Isles Financial Holdings, Inc. (the Company) for use at the special meeting of the shareholders of the Company (the Special Meeting) to be held on March 11, 1997, at 10:00 a.m. at the Embassy Suites Hotel, 500 Mall Boulevard, Brunswick, Georgia 31525, and any adjournment thereof, for the purposes set forth in the accompanying notice of the meeting.

    The meeting is being called pursuant to the written demand of approximately 28% of the shareholders of the Company, at the request of the Junkin Group delivered to the Company on January 17, 1997. The accompanying notice was previously sent to you by Mr. Junkin, designated in the request as Officer of Persons Calling the Meeting. The Special Meeting has subsequently been called by the Board of Directors of the Company at a duly called board meeting on January 29, 1997. Accordingly, the Company is sending you an additional notice of the Special Meeting of the shareholders.

    At the Special Meeting, shareholders of the Company will be asked to vote on alternative Proposals A and B, more particularly set forth hereinafter. The Junkin Group has stated that it will solicit proxies from shareholders in support of Proposals A and/or
B. THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY IN OPPOSITION TO PROPOSALS A AND B. At the January 29, 1997, Board of Directors meeting, where the solicitation of this proxy was authorized, the directors voted six to two to solicit proxies of shareholders to vote AGAINST Proposal A and Proposal B. At the meeting, all directors voted to opposeProposals A and B except Messrs. Junkin and Lockyer. The Board of Directors of the Company, excepting only Messrs. Junkin and Lockyer, recommends a vote AGAINST Proposal A and Proposal B.

    The expense of this solicitation, including the cost of preparing and mailing this proxy statement, will be paid by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to beneficial owners of shares of the Company's common stock, and normal handling charges will be paid for such forwarding service.

    In addition to solicitation by mail, directors L. McRee Harden, Michael D. Hodges, Russell C. Jacobs, Jr., C. Kermit Keenum, Jimmy D. Veal, and J. Thomas Whelchel and regular employees of the Company and its subsidiaries, The First Bank of Brunswick (the Bank), First Bank Mortgage Corporation and First Credit Service Corporation may solicit proxies. In addition, other persons that may be engaged by the directors and management of the Company and its subsidiaries to solicit proxies include, but are not limited to, other shareholders who have indicated a desire to aid the present management of the Company. Such individuals may solicit proxies in person or by telephone or telecopy from shareholders who have been provided prior to such solicitation with a copy of this proxy statement.

    Only shareholders of record at the close of business on January 29, 1997, or their duly appointed representatives, are entitled to vote at the special meeting or any adjournment thereof. As of that date, the Company had outstanding and entitled to vote 2,344,302 shares of its no par value common stock. Each shareholder is entitled to one vote per share owned.

    Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives notice of his or her election to vote in person, without complying with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering an instrument revoking it, or a duly executed proxy bearing a later date, to the Secretary of the Company. If the proxy is properly completed and returned by the shareholder and is not revoked, it will be voted at the meeting in the manner specified therein. If the proxy is returned without any choice being specified, it will be voted AGAINST all the Proposals presented at the special meeting, and in the proxy-holder's discretion with regard to any other matters that may properly come before the meeting.

BACKGROUND OF SPECIAL MEETING

    Golden Isles Financial Holdings, Inc. was incorporated under the laws of the State of Georgia on September 8, 1987, but conducted only organizational activities until its initial public offering closed on January 31, 1990. The Company used the proceeds of the offering to capitalize and acquire all of the capital stock of The First Bank of Brunswick, Brunswick, Georgia (the Bank), a state bank organized under the laws of the State of Georgia.

    The Bank opened for business on July 2, 1990, to engage in a general commercial banking business in Glynn County, Georgia. Mr. Paul D. Lockyer was the first President of the Bank and continued as President of the Bank until October 17, 1996.

    In September of 1993, the Company received approval to establish and operate First Bank Mortgage Corporation (FBMC) as a wholly-owned subsidiary of the Company to engage in originating, making, acquiring and servicing mortgage loans. Also, in September of 1993, the Company received approval to establish and operate First Credit Service Corporation (FCC) as a wholly-owned subsidiary of the Company to engage in the making of consumer loans.

    On June 6, 1994, Mr. Junkin assumed the position of a full-time salaried Chief Executive Officer of the Company, FBMC and
FCC. The original purpose of forming the Company was to establish the Bank as a community bank engaging in the general banking business in and around Glynn County, Georgia. FBMC was organized for the purpose of engaging in the mortgage lending business in Southeast Georgia, and FCC was organized for the purpose of engaging in the consumer loan business in Southeast Georgia and presently has offices in Brunswick, Kingsland, Savannah, Waycross, and Martinez, Georgia.

LOSSES AND EXPENSES

    The Company experienced substantial losses under the leadership of Messrs. Junkin and Lockyer. On December 31, 1994, six months after Mr. Junkin assumed the role of full-time Chief Executive Officer of the Company, the Company and its subsidiaries had reached total assets of $60,358,093 and had a net income for the year of $246,222. At year-end December 31, 1995, profits on a consolidated basis fell to $12,898 for the year, or only $.01 per share. For the first quarter ending March 31, 1996, the Company had an unaudited net loss of $76,578 or a loss of $.03 per share; for the second quarter ended June 30, 1996, the Company had an unaudited net loss of $69,745 or a loss of $.03 per share; and for the third quarter ended on September 30, 1996, the Company had an unaudited net loss of $280,442 or $.12 a share. Thus, for the nine-month period ending September 30, 1996, the Company had an unaudited net loss of $426,765 or a loss of $.18 per share. Profits of the Company were $105,431 for the six month period ended June 30, 1994, the six month period immediately preceding Mr. Junkin becoming a full-time Chief Executive Officer of the Company. For the nine month period ended September 30, 1996, the nine month period immediately preceding the termination of Mr. Junkin and Mr. Lockyer, the Company experienced losses totaling $426,765. Management anticipates an additional loss for the fourth quarter of 1996, and the unaudited results of the fourth quarter and the year will be announced before the Special Meeting.

    The recent deterioration of the Companys financial condition is largely attributable to the losses of FBMC, the Company's wholly-owned mortgage company. First Bank Mortgage Corporation has incurred an operating loss for the nine month period ended September 30, 1996 of $543,435, including a loss in September of $147,738, which also includes provisions of $115,000 for loan losses and restructuring costs. This does not include any actual loan losses which may occur. This is far below the year to date profit of $56,422 which was budgeted. This company was off budget by $599,857. This business was started in late 1993 and, over the past three years, through September 30, 1996, has lost $1,065,895.

    The financial condition of the company has also been adversely impacted by excessive expenses incurred by the company at the holding company level. Non-interest expense for the Company through September 30, 1996, was $650,729, which the Board of Directors considers to be inordinately high. The Company received no income to offset those expenses other than from within the Company.

    The Company has not declared a cash dividend since it commenced operations in July 1990.


FBMC ACTIVITIES

    In its inception, the Board of Directors felt FBMC was established to generate and close long term real estate mortgages to be sold to investors with FBMC receiving fee income for the service. In the prospectus dated May 31, 1994, used for the company's secondary stock offering, the Company's service area was defined as the Southeast quadrant of Georgia. During 1996, the Board of Directors learned FBMC was funding loans in states outside of Georgia and as far west as Arkansas. The Board of Directors was advised loans were being purchased with commitments from long term investors in place to purchase the loans from FBMC, thereby insuring the Company was not exposed to risk of nonpayment or interest rate risk. The Board of Directors discovered in July 1996 that loans were in fact being purchased without commitments from long term investors to purchase the loans from FBMC, contrary to the Board's earlier understanding.

    During 1996, the directors of the Company became concerned about FBMC's national mortgage warehouse lending business. Mr. Junkin and Mr. Lockyer had repeatedly assured the other directors there was no risk involved in this type of lending unless a fraud was perpetrated on the Company. The Board of Directors was advised by Messrs. Junkin and Lockyer that each loan being made was secured by proper assignment of notes and security deed instruments, and when each loan was funded by the Company, the Company had a forward commitment from an investor to purchase that loan.

    In late summer or early fall, the Bank's loan committee learned a company in Arkansas had an outstanding loan balance of approximately $2.5 million owed to FBMC which was past due, and the borrower was unable to repay the loan. It was then discovered by the directors that no commitments were in place to purchase the loans, and proper collateral loan documents had not been assigned to FBMC. There was no way to enforce payment. This situation essentially created unsecured loans by FBMC. Although these loans were arranged by FBMC, the Bank actually advanced the money to the Arkansas mortgage originator without customary Bank loan committee approval, and the advance was booked by the Bank as a repurchase agreement with FBMC. As a result, repayment of the indebtedness is dependent upon the financial condition of the borrower, contrary to the understanding of the Board of Directors. The board learned that the amount of the loans outstanding to this borrower had been as high as $4.3 million. Through efforts of bank personnel, a substantial portion of these loans has been collected, and there now remains approximately $610,000 unpaid and FBMC has purchased the loans from the Bank. The loans funded by the Bank are being serviced by the Arkansas company, but regular payments of principal and interest are not being paid to FBMC. It is hoped but is uncertain that these loans will be repaid.

    Former management of the company also involved FBMC in a business known as BC&D Paper without adequate discussion with the Board of Directors. BC&D Paper involved the making or purchasing of loans at high interest rates to individuals who could not qualify under the credit standards of the Bank. Some of these loans were originated by FBMC and assigned to the Bank under a repurchase warehouse line of credit. In essence, the Bank's money was being lent for substandard credits which the Bank itself would not lend. These loans were never presented to the Bank's Loan Committee and were never approved by its Board of Directors.

    FBMC had employed a large number of employees, as high as 43, obviously in anticipation of a growth in business, rather than employing the personnel needed to service its business and adding to its staff as business grew. The business did not grow as anticipated, and the losses mounted. Planning for FBMC's growth appears to have been erroneous. FBMC failed to meet the budget submitted to its Board of Directors for the nine months ended September 30, 1996, by approximately $600,000.

    In May 1996, at the direction of Mr. Junkin, FBMC entered into a lease in the First Federal Building in Brunswick, Georgia, again without Board knowledge or approval. The effect of this was to move FBMC from its quarters in the St. Simons Island branch of the Bank, where it was housed at no cost to the Company, to leased space having an annual rental cost to the Company of $95,350. The leased space was then redecorated and furnished at a cost of approximately $186,724. These expenditures were made without the knowledge or approval of the Board.

BUILDING PURCHASE

    In late 1995, Mr. Lockyer initiated discussions with the Board regarding the purchase of an office building located at 200 Plantation Chase, St. Simons Island, Georgia. This office building was owned by a partnership consisting of Mr. Junkin and two other individuals. After receiving a third party appraisal of $355,000, the Board approved and closed the purchase of 200 Plantation Chase for $350,000. Subsequent to the purchase, Mr. Junkin and/or Mr. Lockyer had 200 Plantation Chase redecorated and refurnished at a cost of $174,535 to the Company without the knowledge or approval of the Board.

DISMISSAL OF MR. JUNKIN AND MR. LOCKYER

    On October 17, 1996, the Board of Directors, by a vote of six to two, removed Messrs. Junkin and Lockyer as officers of the Company and subsidiaries and removed Messrs. Junkin and Lockyer as directors of all the subsidiary companies. The decision to terminate Messrs. Junkin and Lockyer was based primarily upon continuing losses of FBMC and excessive costs incurred in the operation of the holding company.

    Other important factors leading to the Board's decision were: (a) imprudent use of company funds, (b) failure to consult with or obtain Board approval before taking significant action,
(c) expending significant company monies without Board approval,
(d) misleading the Board, (e) exposing the company to substantial risks of loss and (f) failing to exercise what the Board considers sound management practices. Mr. Lockyer had an employment contract with the Bank which provided that in the event of his termination, he would receive severance pay of one year's salary. Immediately following his termination, Mr. Lockyer demanded payment and the Bank paid him $145,000 in fulfillment of its obligations under the employment contract.

    Mr. J. Thomas Whelchel was elected Acting Chairman of the
Board and Chief Executive Officer of the Company.  Mr. Michael D.
Hodges was elected President and Chief Executive Officer of the Bank.

FINDINGS AND EVENTS AFTER TERMINATION OF MESSRS. JUNKIN AND
LOCKYER

    On October 18, 1996, the Board of Directors, through the new executive officers, began independently reviewing the FBMC losses, the high expenses of the holding company with no revenue, and the action which should be taken to rectifthese problems. The Board of Directors also engaged Arthur Andersen, LLP (Arthur Andersen), a national accounting firm, to investigate these matters and to assist in evaluating possible solutions.

    1. Arthur Andersen found that during 1995-1996 the Company and its subsidiaries had paid $846,828 to one company for furniture and interior decorating costs. These amounts were paid with no evidence of competitive bids, without alternate proposals from other firms, without a projected budget, and without approval of the Board of Directors. The furniture in Mr. Junkin's office at 200 Plantation Chase alone cost $27,781.

    2. In August of 1996, FBMC entered into a two-year lease for office space on the third floor of the First Federal Plaza in Brunswick, Georgia, at a cost of $7,946 a month, and $186,724 was spent on decorating expenses. FBMC moved from the St. Simons Island branch of the Bank, and the space in the St. Simons branch was left vacant. The move, the lease and the decorating expenses were not approved by the Board of Directors.

    3. Prior to the time Mr. Junkin became an employee of the Company, he directed the Company's accountant to add him, his family, and his personal secretary (none of whom were employed by the Company) to the Company's group health insurance plan, and directed that the Company pay their entire premium. This practice was criticized by the Company's external auditors, and the Board of Directors of the Company in June 1993 obtained Mr. Junkin's assurance this practice would stop. In fact, the Board learned that he continued this practice until his employment on June 6, 1994. After he became an employee of the Company, Mr. Junkin was eligible for coverage under the Company policy whereby the Company would pay part of the premium, with the remainder to be paid by him. Mr. Junkin directed the Company's accountant to pay the entire premium for him, his family, and his secretary. All other employees of the Company pay their share of health insurance premiums for themselves and their families.

    4. On March 20, 1996, Mr. Junkin had the Company purchase from himself and his partners certain furniture located in the main office of the Company at a cost of $14,000. Arthur Andersen found that no appraisal or independent valuation of the furniture was made. At the time this furniture was purchased, the Company building was being decorated at a cost of $174,536. After the furniture was purchased from Mr. Junkin and his partners for $14,000, some, if not most, of it was removed and it is not now in the possession of the Company.

    5. Arthur Andersen found that Mr. Junkin and Mr. Lockyer were approving each other's expense accounts. In 1995 and through the date of his removal from office, the Company had reimbursed Mr. Junkin, in addition to his salary, in excess of $30,000, mostly for meals and travel. This included nine trips to Phoenix, Arizona, which were identified only as "meeting with shareholders," meetings with market-makers," or GIFH business." Company records show only four shareholders of record in Arizona out of approximately 1,000 total shareholders. The Board of Directors knows of no Company business in Arizona, and the Company has no market-makers in Arizona. Use of Company funds in this manner and the practice of Company officials approving each other's personal expense reimbursements was poor management practice and leads to abuses.

    6. In addition to investigating the source of the high expenses of the Company and FBMC, the Board of Directors asked Arthur Andersen, LLP to study the strategic direction of FBMC and to make recommendations on how FBMC should be structured.
Andersen Consulting, through its mortgage consultant, recommended that FBMC cease its high risk business of nationwide wholesale BC&D" mortgage lending and focus on originating or brokering retail mortgage loans in the local market and wholesale lending activities confined to the Company market area in which it has some personal knowledge of the market. Also, Arthur Andersen recommended that the mortgage company, as a separate business, be discontinued and that the mortgage operation be moved back into and become a part of the Bank. Management would be under the Bank, and duplication of certain expenses, including some personnel and occupancy expenses, would be eliminated.

    A copy of the draft of the report of Arthur Andersen, with the consent of Arthur Andersen, is attached hereto as Exhibit A.

    The Federal Reserve Bank of Atlanta originally was scheduled to perform an examination of the Company in early 1997. The Georgia Department of Banking and Finance requested an acceleration of that audit to November 4, 1996. After approximately two weeks of examination, the Georgia Department of Banking and Finance and the Federal Reserve Bank suspended their exam so that Arthur Andersen, LLP could commence work. Representatives of the Georgia Department of Banking & Finance, the Federal Reserve Bank of Atlanta, and the Federal Deposit Insurance Company asked for and attended a December 9, 1996 meeting of the Board of Directors to discuss its findings on the suspended examination. During the meeting, the regulators urged the Board of Directors to address problems determined during the examination process by adopting a lengthy resolution. The Board of Directors, with all members attending, unanimously adopted the following resolution:


BOARD RESOLUTION

    1. Within 30 days from the adoption date of this resolution, the Board will develop and submit to the supervisory authorities a management plan for the parent company and each of its subsidiaries. In developing that plan, the Board will identify the positions considered necessary at each company along with the responsibilities and duties of those positions. The plan must include:

          a. The type and number of management positions needed to manage the affairs of the parent and each subsidiary, including the development of an organizational chart reflecting the management structure;

          b. A clear and concise description of the required level of education, experience, and level of compensation for each management position;

          c. An evaluation of each officer currently serving in a management position to determine whether those individuals possess the ability, education, experience, and other qualifications required to perform present and anticipated duties, including establishment and enforcement of sound policies and practices;

          d. Identification and establishment of such Board committees at the parent and at each subsidiary as may be necessary to provide guidance and oversight to active management;

          e. A plan of action to recruit and hire any additional or replacement personnel with the requisite ability, experience, and other qualifications, which the Board deems necessary to fill management positions;

          f. At a minimum, the Board shall review the role of each company's chairman, chief executive officer, chief lending officer, and chief financial officer. One individual may hold more than one position; however, the duties assigned to the combined positions shall not be of such responsibility as to diminish the effectiveness of any one position;

          g. Authorities of each management position and of each Board committee are to be expressly granted by the respective Boards of the companies;

          h. Upon the resignation, termination, and/or hiring of any management personnel including Board members, the Board will notify the supervisory authorities of each such event. Such notice will include the information on each individual the Board used in making a decision to hire that person.

    2. The Board will review the results or recommendations from the current engagement of Arthur Andersen, LLP regarding appropriate internal routine and controls, accounting systems, policies and procedures, internal loan review, internal audit and any other areas and develop appropriate steps or procedures to strengthen noted weaknesses. The results of the Board's review and the Board's plans or procedures to strengthen noted weaknesses will be supplied to the supervisory authorities within 30 days.

    3. The Board will supply to the supervisory authorities the results, interim and/or final, of any audit, investigation, or review conducted at the parent or any subsidiary, performed in addition to the regular annual independent audit, within 15 days of receipt.

    4. After considering the results and recommendations from the current engagement of Arthur Andersen, LLP, the Board will review the scope and adequacy of the annual independent audit as performed for the prior year end, and as proposed for 1996, with particular emphasis on the adequacy of the review of internal routine and controls. Based on the results of this review, the Board will take appropriate steps to expand the scope of the proposed 1996 independent audit if necessary to include any of the areas noted in 2 above not covered in the current engagement of Arthur Andersen LLP. The results of the Board's review will be provided to the supervisory authorities within 60 days of the adoption of this resolution.

    5. The Board will notify the external auditor in writing that his or her responsibility is to the entire Board and then any findings or recommendations should be made directly to the entire
Board.


    6. The Board will develop a strategic plan for the parent and each subsidiary covering a three to five year period. These plans will be supported by annual business plans that include an annual budgeting process including projected balance sheets. This budget must take into account the maintenance of adequate liquidity, adequate capital, and adequate reserves for loan loss in the bank and in the consolidated entity. Debt service requirements must be reflected as well. The strategic plan and the 1997 business plan and budget will be submitted to the supervisory authorities for review as soon as possible but no later than January 31, 1997.

    7. The parent and each of its subsidiaries will charge off all assets reflected as Loss on the agenda presented to the Board on December 9, 1996. The Board also commits to immediately charge off any other losses that come to its attention through any supervisory authority examination or inspection, any internal or external audit, or in any other manner. In addition, each entity will make provisions to the respective loan loss reserve accounts to bring them to adequacy before December 31, 1996.

    8. The Board will further undertake to assure that the parent's and each subsidiary's books are stated in accordance with generally accepted accounting principals by December 31, 1996. Specifically, the Board will conduct a review, either independently or through the scope of the 1996 independent audit, of the assets and lease obligations of the various companies to locate any improperly capitalized expenses, and to determine that assets and liabilities are properly booked.

    9. The Boards of the parent and of the bank subsidiary will not declare or pay any cash or property dividend or any other form of capital distribution without the prior written consent of the supervisory authorities.

    10. The parent will not incur any additional debt after this resolution is adopted without prior notification to the supervisory authorities. Such notification must occur at least 15 days prior to the date on which the company wishes to incur the additional debt. Additional debt does not include draws on existing debt arrangements. Any debt incurred or renewed between November 15, 1996, and the date of adoption of this resolution will be immediately reported to the supervisory authorities.

    11. The company will not reduce its capital by purchasing or redeeming treasury stock without prior notification to the supervisory authorities. Such notification must occur at least 15 days prior to the date on which the company wishes to purchase or redeem the stock.

    12. The Board will review its obligations with respect to reporting suspicious activity and will file all Suspicious Activity Reports as required. This item is intended to cover matters currently known or that become known to the Board.

    13. Beginning 30 days from the date of adoption and every 30 days thereafter, the Board will report progress on each item of this resolution to the supervisory authorities. Each progress report will include copies of any correspondence from Golden Isles Financial Holdings, Inc. to the Securities and Exchange Commission and/or to the company's shareholders.

PLAN OF BOARD OF DIRECTORS FOR THE FUTURE

    It is the intent of the Board of Directors to proceed to return the Company to profitability, while not subjecting the Company's capital to extraordinary risks. The major tenets of this restructuring effort will be as follows:

    a. The mortgage company (FBMC) will be closed as a separate entity. The mortgage company employees and operations will be returned to a part of the Bank. The wholesale national BC&D mortgage business will be discontinued, and the mortgage company will focus on originating or brokering retail mortgages in the local and surrounding area and wholesale mortgage activities will be conducted as market conditions warrant.

    b. Most expenses of the holding company will be eliminated, with only minimal and necessary functions performed. Many functions will be delegated to employees of the various subsidiaries of the holding company. The holding company will retain a Chief Executive Officer and some administrative staff, but these responsibilities will be limited to functions which are essential to the holding company's role.

    c. The First Bank of Brunswick made an unaudited pre-tax profit in 1996 of approximately $902,771. The Board of Directors intends to focus on this flagship subsidiary of the Company and continue efforts to grow it as a profitable community bank serving the needs of our local and surrounding communities. Ricki Helfer, Chairman of the Federal Deposit Insurance Corporation, in the Quarterly Banking Profile dated December 13, 1996, stated through the third quarter of 1996, commercial banks in the United States continued to enjoy extraordinary profitability. The J.C. Bradford & Co. Community Financial Institutions Stock Price Index increased 15.36% during 1996. The Board of Directors has determined that the Bank is the foundation upon which profitability of the entire Company can be built and thereby increase the price of the Company's stock. As conditions warrant and the Company stabilizes, the Board will look to other investment opportunities, including acquisition of other banks.

    d. First Credit Service Corporation is continuing to grow and has a sound loan portfolio. The Board of Directors expects it to contribute to the profitability of the Company in 1997. The Board plans to emphasize its efforts and resources to continue the progress of First Credit Service Corporation in the consumer lending area.

    It is the opinion of the majority of your Board of Directors that the Company has not made adequate progress under the direction of Mr. Junkin and Mr. Lockyer. Profits have eroded and have resulted in larger and larger quarter to quarter losses. It is also the opinion of a majority of the Board that excessive risks have been incurred without proper understanding by previous management of the exposure to loss, or appropriate explanation to the Board. Mr. Junkin and Mr. Lockyer have not expended Company funds in a manner the majority of the Board considers prudent or well planned. The majority of the Board believes that as a direct result of Mr. Junkin's and Mr. Lockyer's management, there has been an erosion of profitability and loss of stock value. The Board of Directors believes the Company has two solid core businesses which, if operated with good expense controls, can produce a profitable company and give the shareholders a good return on their investment. However, it will take the Board of Directors some time to implement these plans and reduce costs. Cost reduction itself produces extra expenses in the short-run, such as severance pay to Mr. Lockyer, termination of the lease of the First Federal space and loss of the investment in leasehold improvement, severance pay to other employees, and expenses of dealing with this Special Meeting as well as other potential proxy contests which may ensue.

EFFECT OF PASSAGE OF PROPOSALS A OR B

    Under the bylaws of the Company, the number of directors shall be no fewer than three nor more than twenty-five persons with the exact number to be fixed and determined from time to time by resolution of the board of directors or by resolution of the shareholders at any annual meeting or special meeting of the shareholders. The Board of Directors has set the number of directors at eight. Presently all vacancies on the board are filled by L. McRee Harden, C. Kermit Keenum, Jimmy D. Veal, Michael D. Hodges, Russell C. Jacobs, Jr., J. Thomas Whelchel, Gregory S. Junkin and Paul D. Lockyer.

    Under the bylaws of the Company, a director may be removed
between annual meetings of shareholders only by a   vote of the
holders of the shares entitled to vote at a duly called
shareholders meeting, i.e., by a   vote of all of the
shareholders.

    If Proposal A(1) is adopted by a   vote of all
shareholders, the effect will be for the Board of Directors to be reduced from eight to six directors. If Proposal A(2) is adopted
by   of all shareholders, Messrs. J. Thomas Whelchel, Michael D.
Hodges, C. Kermit Keenum and L. McRee harden will be removed as Directors. If Proposal A(3) is adopted by a vote of a majority of the shares present at the meeting, it will be clear that additional directors can be elected at the meeting. If all of the above proposals are adopted, two persons will be nominated for directors to fill the two vacancies created by the removal of four directors and reduction of the number of directors. The persons nominated for director that receive the highest number of votes will be elected. IF THE TWO PERSONS NOMINATED BY THE JUNKIN GROUP ARE THEN ELECTED, THE JUNKIN GROUP WILL ELECT FOUR OF THE SIX DIRECTORS AND WILL HAVE CONTROL OF THE COMPANY AND WOULD HAVE THE POWER TO RETURN MR. JUNKIN AND MR. LOCKYER TO THEIR PRIOR MANAGEMENT POSITIONS. IT IS THE EXPRESS STATED INTENT OF MESSRS. JUNKIN AND LOCKYER TO CONTINUE THE SAME HISTORIC MANAGEMENT PRACTICES WHICH RESULTED IN THE EXISTING LOSSES TO THE COMPANY.

    If Proposal B(5) is adopted by a majority of the shares voting at the meeting, the Board of Directors will be expanded from eight to thirteen members. If Proposal B(5) is adopted and the persons nominated by the Junkin Group receive the highest number of votes, they will be elected as directors. If so elected the five persons nominated by the Junkin Group, with Mr. Junkin and Mr. Lockyer will constitute seven members of the thirteen member Board of Directors. THE EFFECT WILL BE THAT THE JUNKIN GROUP WILL ELECT A MAJORITY OF THE BOARD OF DIRECTORS, AND WOULD HAVE THE POWER TO RETURN MR. JUNKIN AND MR. LOCKYER TO THEIR PRIOR MANAGEMENT POSITIONS. IT IS THE EXPRESS STATED INTENT OF MESSRS. JUNKIN AND LOCKYER TO CONTINUE THE SAME HISTORIC MANAGEMENT PRACTICES WHICH RESULTED IN THE EXISTING LOSSES TO THE COMPANY. All members of the Board of Directors, except Messrs. Junkin and Lockyer, believe that the number of directors should not be changed and no director should be removed. The Board of Directors has voted 6 for and 2 against to recommend to the shareholders to vote AGAINST Proposals A(1), A(2), A(3) and B(5). The effect of this vote will be to leave the Board of Directors as it is and allow the majority of directors to pursue the new direction of the Company set out in this statement.

IMPORTANCE OF YOUR VOTE

    The entire Board of Directors, except for Messrs. Junkin and Lockyer, recommend to the shareholders that they vote AGAINST all proposals, including Proposals A(1), A(2), A(3) and B(5) as set out in the proxy card included herein. The Board of Directors solicits your proxy to vote against these proposals and asks that you immediately sign, date and return the proxy in the self-addressed envelope to Mr. Jimmy D. Veal, 200 Plantation Chase, St.
Simons Island, Georgia 31522, Secretary of the Company.

    Under the bylaws of the Company, Proposals A(1), A(2) and A(3) require that two-thirds of the outstanding shares of the Company, 1,562,868 shares, vote in favor of the Proposal for it to be adopted. Under the bylaws of the Company, Proposal B(5) only requires a majority of those shares voting at a meeting with a quorum present. A quorum is one-third of all of the shareholders. Because only a majority of those present at the meeting is required to adopt Proposal B(5), it is extremely important that every shareholder vote either in person by attending the meeting or by signing and returning a proxy. The proxy card will be voted as directed; however, if no instructions are specified, a signed proxy card appointing the proxies selected by management will be voted at the discretion of the proxies AGAINST all proposals, including Proposals A(1), A(2), A(3) and B(5) listed on the proxy card.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth share ownership information as of January 20, 1997, with respect to any person known to the Company to be a beneficial owner of more than 5% of the Company's Common Stock. The information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned.

Security Ownership of Certain Beneficial Owners*

Name and Address         Number of        Percent of
of Beneficial Owner        Shares          Class
Leonard W. Golan(1)        200,102         8.3%
   21st Floor
  Three First National Plaza
   Chicago, Illinois 60602

Gregory S. Junkin
Paul D. Lockyer,
Scott A. Junkin(2)
  P.O. Box 30297
  Sea Island, Georgia 31561                146,455                         7.1%


* Information relating to beneficial ownership of Common Stock is based upon beneficial ownership concepts set forth in rules of the SEC under Section 13(d) of the Securities Exchange Act of 1934, as amended (the Act). Under such rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty (60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

(1) Mr. Golan's beneficial ownership of the shares of Common Stock attributed to him stems from (i) his having voting and investment power with respect to certain of those shares in his capacity as Trustee of each of the Leonard W. Golan Insurance Trust dated January 23, 1968, the Carol P. Golan Insurance Trust dated November 7, 1977, and the Carol P. Golan QTIP Trust dated April 18, 1995, and (ii) his claiming beneficial ownership of certain shares registered in the name of his son, John F. Golan. The number of shares beneficially owned by Mr. Golan includes the right to acquire 64,642 shares pursuant to Class A Warrants owned by Mr. Golan.

(2) Includes shares held by these individuals as a group as such term is used in Section 13(d)(3) of the Act and includes rights of the members of the group to acquire 13,916 shares pursuant to Class A Warrants and 2,958 shares pursuant to the exercise of vested options.

   The following table sets forth share ownership information as of January 20, 1997, with respect to (i) each director and named executive officer of the Company who beneficially owns Common Stock of the Company, and (ii) all directors and named executive officers of the Company as a group. The information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned.

Security Ownership of Management*

Name and Address                 Number of
of Beneficial Owner       Shares   Percent of Class
L. McRee Harden(1)      19,385        0.8%
   P.O. Box 2369
   Darien, Georgia  31305

Michael D. Hodges(2)    38,764        1.6%
   207 Dunbarton Drive
   St. Simons Island, Georgia 31522

Russell C. Jacobs, Jr.(3)             16,763           0.7%
   308 Oak Grove Island Drive
   Brunswick, Georgia  31525

Gregory S. Junkin(4)    105,653       4.5%
   200 Plantation Chase
   St. Simons Island, Georgia  31522

C. Kermit Keenum(5)      16,545       0.7%
   100 Old Mountain Road
   Powder Springs, Georgia  30073

Paul D. Lockyer(6)       21,058       0.9%
   311 Dunbarton Drive
   St. Simons Island, Georgia  31522

Jimmy D. Veal(7)                       81,898          3.4%
   711 Beachview Drive
   Jekyll Island, Georgia  31527

J. Thomas Whelchel(8)    31,740       1.4%
   5 Glynn Avenue
   Brunswick, Georgia  31520

All directors and executive          331,806           13.6%
   officers as a group
   (8 persons)

* Information relating to beneficial ownership of Common Stock is based upon beneficial ownership concepts set forth in rules of the SEC under Section 13(d) of the Act. Under such rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty (60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

(1) Includes 1,250 shares owned by his wife for which he disclaims beneficial ownership. Also includes the right to acquire 1,385 shares pursuant to vested options.

(2) Includes the right to acquire 30,124 shares pursuant to vested options.

(3) Includes the right to acquire 1,263 shares pursuant to vested options.

(4)  Includes the right to acquire 4,044 shares pursuant to Class
     A Warrants, and 1,500 shares pursuant to vested options.

(5) Includes the right to acquire 1,045 shares pursuant to vested options.

(6) Includes the right to acquire 1,458 shares pursuant to vested options.

(7)  Includes 9,125 shares owned as custodian for his son, Daniel
     D. Veal, 9,125 shares owned as custodian for his son, Zachary T. Veal, both under the Uniform Gifts to Minors Act, and 1,958 shares pursuant to vested options.

(8) Includes 25 shares owned by Mr Whelchel's daughter for which he disclaims beneficial ownership, and 1,390 shares pursuant to vested options.

     None of the directors other than Mr. Junkin and Mr. Lockyer, or any associate of any of the foregoing persons or any other person who may be deemed a participant in this solicitation has purchased or sold any Common Stock within the past two years, borrowed any funds for the purpose of acquiring or holding any Common Stock, or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any Common Stock. There have not been any transactions outside the ordinary course of business since the beginning of the Company's last fiscal year and there is not any currently proposed transaction to which the Company or any of its subsidiaries was or is to be a party, in which any of the directors other than Mr. Junkin and Mr. Lockyer, or any associate or immediate family member of any of the foregoing persons or any other person who may be deemed a participant in this solicitation had or will have a direct or indirect material interest. Other than the directorships contemplated by the Proposals, none of the directors other than Mr. Junkin and Mr. Lockyer, or any associate of any of the foregoing persons or any other person who may be deemed a participant in this solicitation has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or its affiliates will or may be a party.

     Following is information about each director, including biographical data for at least the last five years.

     L. McRee Harden (41). Mr. Harden has been a director of the Company since July 1988, a director of the Bank since February 1990, and a director of First Credit Service Corporation since July 1993. Mr. Harden is self employed with interests in six convenience stores, a car wash and a package store.

     Michael D. Hodges (43). Mr. Hodges has been a director of the Company since 1991 and a director of the Bank since June 1990. He also has been President and CEO of the Bank since October 1996. Prior to that, he had been Senior Vice President of the Bank since June 1990, with principal responsibilities for the Bank's loan portfilio.

     Russell C. Jacobs, Jr. (61). Mr. Jacobs has been a director of the Company since July 1988, a director of the Bank since February 1990, and a director of First Bank Mortgage Corporation since July 1993. He also has been a Vice Chairman of the Bank since July 1995. Mr. Jacobs is self-employed as an agent for the Equitable Financial Companies, and as a registered representative with Equico Securities, Inc. Mr. Jacobs holds both the Chartered Life Underwriter (CLU) and Chartered Financial Consultant (CHFC) designations.

     Gregory S. Junkin (55)*. Mr. Junkin has been a director of the Company since March 1987. From March 1987 until October 17,
1996, Mr. Junkin was Chairman and Chief Executive Officer of the
Company.  Mr. Junkin is now retired.

     Claude Kermit Keenum (61). Mr. Keenum has been a director of the Company since July 1988, a director of the Bank since February 1990, and a director of First Credit Service Corporation since July 1995. He was the superintendent of the Glynn County School System from 1980 to 1989 and the superintendent of the Cobb County School System in metropolitan Atlanta from 1989 to 1992. Mr. Keenum is currently President of Southeastern Communication Systems, Inc.

     Paul D. Lockyer (45)*. Mr. Lockyer has been a director of the Company since December 1987. From July 1995 to October 17, 1996, Mr. Lockyer was President and Chief Operating Officer of the Company. From September 1988 through July 1995, he served as Senior Vice President of the Company. Mr. Lockyer is now retired.

     Jimmy D. Veal (48). Mr. Veal has been a Vice Chairman of the Company since July 1995. He has been a director of the Company since June 1987 and Secretary/Treasurer of the Company since September 1992. He has been a Vice Chairman of the Bank since July 1995, a director of the Bank since July 1990, and Secretary/Treasurer and a director of both First Credit Service Corporation and First Bank Mortgage Corporation since July 1993. He is Secretary/Treasurer and a director of Motel Properties, Inc., a corporation that owns and operates four motels in Glynn County and two in Camden County.

    J. Thomas Whelchel (62). Mr. Whelchel has been the Acting Chairman and CEO of the Company since October 1996. Prior to that, Mr. Whelchel was a Vice Chairman of the Company between July 1995 and October 1996. From July 1988 through July 1995, he served as President of the Company. Mr. Whelchel has been a director of the Company since July 1988, and Chairman and a director of the Bank since February 1990. Mr. Whelchel has also been a director of both First Credit Service Corporation and First Bank Mortgage Corporation since July 1993. He is a senior partner in the Brunswick law firm of Whelchel, Brown, Readdick and Bumgartner.

RELATED TRANSACTIONS

    During 1996, the Bank loaned funds to certain of the Company's executive officers and directors or to businesses in which such persons had an interest. All such loans were: (a) in the ordinary course of business, (b) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely on review of Forms 3 and 4 and amendments thereto furnished to the Company during its the fiscal year and Form 5 and amendments thereto furnished to the Company with respect to the 1996 fiscal year, no person who, at any time during the 1996 fiscal year was a director, officer or beneficial owner of more than 10% of the Common Stock, failed to file on a timely basis, as disclosed in such forms, reports required by Section 16(a) of the Act during the 1996 fiscal year.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Company's Board of Directors have established an audit committee (theAudit Committee) and a compensation committee
(Compensation Committee).

    The current members of the Audit Committee are L. McRee
Harden, Russell C. Jacobs, Jr., and Jimmy D.  Veal.*  The Audit
Committee held 12 meetings during the 1996 fiscal year. The mission of the Audit Committee is to prevent losses by the Company from fraud, defalcation and/or operating deficiencies.


* From June 20, 1996 until he became acting CEO on October 17,
1996, J. Thomas Whelchel was also a member of the Audit Committee.

    The Compensation Committee was created on January 16, 1997. The members of the Compensation Committee are L. McRee Harden, Claude Kermit Keenum and Jimmy D. Veal. The mission of the Compensation Committee is to determine the compensation and benefits of the Company's senior officers.

    The Board of Directors of the Company met 16 times during the 1996 fiscal year. Each of the directors attended more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors; and (ii) the total number of meetings held by all committees of the Board of Directors on which he served, during the period of the 1996 fiscal year that he served as a director.

    On the date of the Special Meeting, the Board of Directors will consist of eight members. Under the Company's Bylaws, shareholders or the Board of Directors have the authority to change the size of the Board of Directors within a range of 3 to 25 members and to fill vacancies. Pursuant to this authority, at the Special Meeting, shareholders will consider proposals to reduce the size of the Board of Directors to 6 members, or, in the alternative, to increase the size of the Board of Directors to 13 members.

EXECUTIVE COMPENSATION

A.  Named Executive Officers.

    The following table sets forth the compensation paid to the named executive officers of the Company and its subsidiaries for each of the Company's last three completed fiscal years.

SUMMARY COMPENSATION
TABLE


ANNUAL COMPENSATION

Name and                                      Other
Principal                                     Annual
Position       Year    Salary   Bonus    Compensation
(a)                    (b)      (c)      (d)  (e)


J. Thomas Whelchel
Acting Chairman
and CEO of the
Company(2)     1996    $0          $0        $0

Michael D.
Hodges, President
and CEO of the Bank
subsidiary(2)  1996    $100,861    $0        $0
               1995    $92,096     $6,000    $0
               1994    $85,500     $15,000   $0

Gregory S. Junkin,
Former Chairman
and CEO of the
Company(2)     1996    $125,192    $0        $0
               1995    $147,211    $0        $0
               1994    $40,558     $0        $0

Paul D. Lockyer,
Former President,
COO and CFO of the
Company(2)     1996    $262,115(8) $0        $0
                       1995        $107,627  $12,785    $0
                       1994        $100,000  $32,000    $0


LONG TERM COMPENSATION

AWARDS                 PAYOUTS
Restricted Stock       Securities Underlying LTIP       All Other
Awards(1)      Options/SARs        Payouts   Compensation
                  (f)  (g)                   (h)   (i)

J. Thomas Whelchel
$0             0                   $0        $0

Michael D. Hodges
1996
               $0                  0         $0    $0
1995
               $10,498(3)          6,921(4)  $0    $0
1994
               $4,650(3)           1,408(5)  $0    $0

Gregory S. Junkin
1996
               $0                  0         $0    $0
1995
               $99,548(6)          1,500(7)  $0    $0
1994
               $42,000(6)          0         $0    $0

Paul D. Lockyer
1996
               $0                  0         $0    $0
1995
               $71,500(9)          1,458(10) $0    $0
1994
               $6,600(9)           0         $0    $0

------------
(2) Messrs. Whelchel and Hodges were elected to their respective positions on October 17, 1996. Messrs. Junkin and Lockyer were terminated from their respective positions on October 17, 1996.

(3) The aggregate number of shares of restricted stock held by Michael D. Hodges as of January 20, 1997, is 2,390 shares and the value of such shares is $12,548. All of the 775 shares of restricted stock awarded to Mr. Hodges in 1994 (1994 Restricted Stock) vests upon the earlier of (i) three years from August 17, 1994, the date the shares were granted to Mr. Hodges, or (ii) a change of control in the ownership of the Company through the acquisition of more than 50% of the Company's outstanding stock by a third party. Mr. Hodges will forfeit the 1994 Restricted Stock if he is not employed by either the Company or one of its subsidiaries on August 16, 1999, unless Mr. Hodges' employment is terminated because of the sale of the Company or a subsidiary through which Mr. Hodges is employed and Mr. Hodges is not offered other employment within the Company or one of its subsidiaries. Under the terms of the award of 1,615 shares of restricted stock awarded to Mr. Hodges in 1995 (1995 Restricted Stock) one-seventh of such shares (i.e., 230.71 shares) became vested on July 25, 1996, and an additional one-seventh of such shares will vest on July 25 of each year thereafter until all such shares have vested. If at any time Mr. Hodges becomes neither a director nor an executive officer of the Company or any subsidiary of the Company, then he shall forfeit any shares of 1995 Restricted Stock which have not already vested at the time of the event which triggers the forfeiture.

(4) These options are incentive stock options which have been granted pursuant to that certain Golden Isles Financial Holdings, Inc. 1995 Stock Option Plan adopted by the Company on July 25, 1995 (the 1995 Plan). The 1995 Plan provides for the granting of certain options that are intended to qualify as incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code, as well as certain nonstatutory stock options that are not intended to qualify as incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code. These incentive stock options were granted on July 25, 1995, and vested immediately upon being granted. These options may be exercised at any time before the earlier of (i) July 25, 2005; or (ii) the date upon which the optionee ceases to be an employee of the Company; provided, however, that if the optionee's employment with the Company is terminated for any reason other than (a) optionee's death or disability, (b) optionee's voluntary termination of his employment without the Company's consent, or (c) termination of optionee's employment by the Company for cause, then, in such event, optionee may exercise these incentive stock options for up to three months after termination of his employment (but in no event later than July 25, 2005).

(5) These options are nonstatutory stock options which have been granted pursuant to that certain 1991 Incentive Stock Option Plan and 1991 Nonstatutory Stock Option Plan adopted by the Company on May 30, 1991 (the Plan). The Plan provides for the granting of certain nonstatutory stock options that are not intended to qualify as incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code.
               These nonstatutory stock options shall be vested and may be exercised by the individual to whom such options have been granted during the period such individual serves as an officer or any other key employee of the Company.

(6) The aggregate number of shares of restricted stock held by Gregory S. Junkin as of January 20, 1997, is 22,315 shares and the value of such shares is $117,154. All of the 7,000 shares of restricted stock awarded to Mr. Junkin in 1994 (1994 Restricted Stock) will vest upon the earlier of (i) three years from August 17, 1994, the date the shares were granted to Mr. Junkin, or (ii) a change of control in the ownership of the Company through the acquisition of more than 50% of the Company's outstanding stock by a third party. Mr. Junkin will forfeit the 1994 Restricted Stock if he is not in the employment of either the Company or any of its subsidiaries on August 16, 1997, unless Mr. Junkin's employment is terminated because of the sale of the Company or a subsidiary through which Mr. Junkin is employed and Mr. Junkin is not offered other employment within the Company or one of its subsidiaries. With respect to the shares of restricted stock granted to Mr. Junkin in 1995 (15,315 shares), one-seventh of such shares (i.e., 2,187.86 shares became vested on July 25, 1996, and an additional one-seventh of such shares will vest on July 25 of each year thereafter until all such shares have vested. If at any time Mr. Junkin becomes neither a director of the Company nor an executive officer of the Company or any subsidiary of the Company, then he shall forfeit any of the restricted shares granted to him in 1995 which have notalready vested at the time of the event which triggers the forfeiture.

(7) These options are nonstatutory stock options which were granted to Mr. Junkin pursuant to the Plan in his capacity as a director of the Company.


(8) Mr. Lockyer's 1996 salary includes a severance payment of $145,000, pursuant to the termination of his employment on October 17, 1996.

(9) The aggregate number of shares of restricted stock held by Paul D. Lockyer as of January 20, 1997, is 12,100 shares and the value of such shares is $63,525. All of the 1,100 shares of restricted stock awarded to Mr. Lockyer in 1994 (1994 Restricted Stock) vest upon the earlier of (i) three years from August 17, 1994, the date the shares were granted to Mr. Lockyer, or (ii) a change of control in the ownership of the Company through the acquisition of more than 50% of the Company's outstanding stock by a third party. Mr. Lockyer will forfeit the 1994 Restricted Stock if he is not in the employment of either the Company or any of its subsidiaries on August 16, 1999, unless Mr. Lockyer's employment is terminated because of the sale of the Company or a subsidiary through which Mr. Lockyer is employed and Mr. Lockyer is not offered other employment within the Company or one of its subsidiaries. With respect to the share of restricted stock granted to Mr. Lockyer in 1995 (11,000 shares), one-seventh of such shares (i.e., 1,571.43 shares) became vested on July 25, 1996, and an additional one-seventh of such shares will best on July 25 of each year thereafter until all such shares have vested. If at any time Mr. Lockyer becomes neither a director of the Company nor an executive officer of the Company or any subsidiary of the Company, then he shall forfeit any of the restricted shares granted to him in 1995 which have not already vested at the time of the event which triggers the forfeiture.

(10 These options are nonstatutory stock options which were granted to Mr. Lockyer pursuant to the Plan in his capacity as a director of the Company. As a result of the termination of his employment on October 17, 1996, on January 17, 1997, 45,523 incentive and nonstatutory stock options were forfeited by Mr. Lockyer.

    No options or freestanding SARs were granted to the named executive officers of the Company during the fiscal year ended
December 30, 1996.

    No stock options were exercised and there were no SARs outstanding during fiscal year 1996. The following table presents information regarding the value of unexercised options held at January 20, 1997.

AGGREGATED OPTION/SAR EXERCISES IN LAST
FISCAL YEAR AND FY-END OPTION/SAR VALUES

                  Shares Acquired
Name              on Exercise          Value Realized
(a)               (b)                  (c)

J. Thomas Whelchel     - -                  - -

Michael D. Hodges - -                  - -

Gregory S. Junkin - -                  - -

Paul D. Lockyer   - -                  - -

                                       Value of
                  Number of Securities Unexercised
                  Underlying Unexercised    in-the-Money
                  Options/SARs at FY-End    Options/SARs
                  Exercisable/         at FY-End
                  Unexercisable        Exercisable/
                                       Unexercisable
                  (d)                  (e)

J. Thomas Whelchel                     1,390(2)  $0/$0(1)

Michael D. Whelchel                    28,082(3) $24,089/$0(1)

Gregory S. Junkin 1,500(2)             $0/$0(1)

Paul D. Lockyer   1,458(2)             $0/$0(1)



(1) Dollar values have been calculated by determining the difference between the estimated fair market value of the Company's Common Stock at December 31, 1996 ($5.25) and the exercise prices of the options.

(2)     On January 18, 1996, these options were awarded to Mr.
        Whelchel, Mr. Junkin and Mr. Lockyer as compensation with respect to their services as directors.

(3) Michael D. Hodges has the right to acquire 28,082 shares of the Company's Common Stock pursuant to stock options issued by the Company to Mr. Hodges. All of the 28,082 stock options held by Mr. Hodges were exercisable as of January 20, 1996. Of the 28,082 stock options, 18,750 are exercisable at the price of $4.00 per share, 1,003 are exercisable at the price of $4.60 per share, 1,408 are exercisable at the price of $6.25 per share, and 6,921 are exercisable at the price of $6.50 per share.

     The Company does not have any Long Term Incentive Plans in effect.
EMPLOYMENT AGREEMENTS

     On June 5, 1992, the Bank issued a letter to Paul D.
Lockyer (the Lockyer Letter) summarizing the terms of Mr. Lockyer's employment with the Bank. Pursuant to the terms of the Lockyer Letter, Mr. Lockyer was to serve as President and Chief Executive Officer of the Bank and Senior Vice President and Principal Financial Officer of the Company. Mr. Lockyer's base salary was set at $80,500 per year, subject to possible annual increases. The Lockyer Letter confirms that Mr. Lockyer is entitled to certain stock options and that he is to be provided with a company vehicle. Mr. Lockyer may terminate his employment with the Bank upon 90 days advance notice. The Board of Directors of the Bank may terminate Mr. Lockyer's employment with the Bank with or without cause. However, if Mr. Lockyer is dismissed from his employment for reasons other than fraud or dishonesty, he is entitled to severance pay in an amount equal to six months of his then current base salary. On July 2, 1996, the term of the Lockyer Letter was extended to July 2, 1998. In addition, the Lockyer Letter was modified to provide severance pay in an amount equal to twelve months of his then current base salary if Mr. Lockyer is dismissed for reasons other than fraud or dishonesty. On October 17, 1996, the Board terminated Mr. Lockyer's employment.

     On June 5, 1992, the Bank issued a letter to Michael D. Hodges (the Hodges Letter) summarizing the terms of Mr. Hodges' employment with the Bank. Pursuant to the terms of the Hodges Letter, Mr. Hodges is to serve as Senior Vice President of the Bank. Mr. Hodges' base salary was set at $75,500 per year, subject to possible annual increases. The Hodges Letter confirms that Mr. Hodges is entitled to certain stock options and that he is to receive a monthly automobile allowance of $300. Mr. Hodges may terminate his employment with the Bank upon 90 days advance notice. The Chief Executive Officer or the Board of Directors of the Bank may terminate Mr. Hodges' employment with the Bank with or without cause. However, if Mr. Hodges is dismissed from his employment for reasons other than fraud or dishonesty, he is entitled to severance pay in an amount equal to six months of his then current base salary. The term of the Hodges Letter was effective through July 2, 1996, when it was not extended. As of January 20, 1997, Mr. Hodges has been informed that an employment agreement will be entered into by the Bank with compensation determined by the Compensation Committee.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    On December 8, 1996, the certifying accountant for the Company, Francis & Company, of Marietta, Georgia, notified the Company that it did not wish to be engaged as the Company's certifying accountant for the year ended December 31, 1996. The report of Francis & Company accompanying the Company's financial statements as of and for the years ended December 31, 1995 and December 31, 1994, did not contain an adverse opinion, or a disclaimer of opinion, and was not modified with respect to any uncertainty, audit scope or accounting principles.

    On December 9, 1996, the Company engaged Mauldin & Jenkins LLC of Albany, Georgia as its new certifying accountant. The Company did not consult with Mauldin & Jenkins LLC regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on the Company's financial statements.

    The decision of the Company to engage new certifying accountants was approved by its Board of Directors. There were, during the two most recent fiscal years of the Company and for the period of January 1, 1996 through the December 8, 1996, no disagreements, whether resolved or unresolved, with Francis & Company with regard to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to its satisfaction would have caused Francis & Company to make reference to the subject matter of the disagreement(s) in connection with its report.

    One or more representatives of Mauldin & Jenkins LLC will be present at the Special Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions.

VOTE REQUIRED

    Approval of Proposal A(1) and A(2) submitted to the
shareholders requires the affirmative vote of  1,556,268 shares of
Common Stock; such amount being two-thirds of the shares entitled
to vote at an election of directors.   For purposes of determining
whether the requisite affirmative votes have been obtained with respect to Proposal A(1) and A(2), abstentions and broker non-votes will be disregarded in the calculation.

    Approval of Proposals A(3) and Proposal B(5) requires a plurality of the shares of Common Stock present or represented and entitled to vote at the Special Meeting. For purposes of determining whether the requisite affirmative votes have been obtained with respect to Proposal A(3) and Proposal B(5), abstentions and broker non-votes will be disregarded in the calculation.


OTHER MATTERS THAT MAY COME
BEFORE THE SPECIAL MEETING

    The management of the Company knows of no matters other than those above that are to be brought before the Special Meeting. However, if any other matter should be properly presented for consideration and voting at the Special Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment of what is in the best interest of the Company.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jimmy D. Veal
Jimmy D. Veal, Secretary




APPENDIX

REVOCABLE PROXY

GOLDEN ISLES FINANCIAL HOLDINGS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 11, 1997

     The undersigned hereby acknowledges receipt of the notice of special meeting of shareholders of Golden Isles Financial Holdings, Inc. (the Company) and proxy statement for the Special Meeting of the shareholders of the Company to be held on March 11, 1997.

     The undersigned hereby appoints J. Thomas Whelchel, Jimmy
D. Veal and Michael D. Hodges, and each of them, proxies with the full power of substitution, to act for and in the name of the undersigned to vote all the shares of common stock of the Company which the undersigned is entitled to vote at the special meeting to be held on Tuesday, March 11, 1997, at 10:00 a.m. local time, at the Embassy Suites Hotel, 500 Mall Boulevard, Brunswick, Georgia 31520, or at any adjournment or postponement thereof, as indicated below.

 AGAINST Proposal A and Proposal B in their entirety.

 You may mark an X above to vote this proxy card AGAINST all of the proposals listed in this Proxy Card. This is the position of the majority of the members of the Board of Directors (L. McRee Harden, Michael D. Hodges, Russell C. Jacobs, Jr., C. Kermit Keenum, Jimmy D. Veal and J. Thomas Whelchel).

IF THE ABOVE BOX IS MARKED, YOU DO NOT NEED TO VOTE SEPARATELY
BELOW.

Proposal A

1. That the number of members constituting the full Board of Directors be fixed at six (a decrease of two members).

     Against           For                      Abstain

2.   That each of J. Thomas Whelchel, Michael D. Hodges, C.
     Kermit Keenum and L. McRee Harden be removed as members of the Board of Directors.

     Against          For           Abstain

3. That Article 3, Section 3.6 of the bylaws of the Company be amended to clarify that the shareholders of the Company shall have the right to fill a vacancy on the Board of Directors (created by the removal of a director) at a special meeting or an annual meeting.

     Against          For            Abstain

Proposal B

5. That the number of members constituting the full Board of Directors be fixed at thirteen (an increase of five members).

     Against         For       Abstain

     In their discretion, the proxy is authorized to vote upon such other business as may properly become before the annual meeting and at any adjournments thereo
     This proxy will be voted as directed. If no instructions are specified, this proxy card will be voted AGAINST the Proposals listed in this proxy card in their entirety. If any other business is presented at the Special Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented to a vote of the shareholders at the annual meeting.

     If the undersigned is present and elects to withheld this proxy card and vote in person at the Special Meeting or any adjournment thereof, and notifies the Secretary of the Company at the Special Meeting of the decision of the undersigned to withdraw this proxy card, then the power of the proxies shall be deemed terminated and of no further force and effect.

     Please mark, date and sign exactly as your name appears on this proxy card.

     When shares are held jointly, both holders should sign.
When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If the holder is a corporation, partnership or other entity, the full corporate, partnership or entity name should be signed by the duly authorized partner, officer, or other representative.

SCHEDULE 1

DRAFT


ARTHUR
ANDERSEN


Arthur Andersen LLP
Suite 2500
133 Peachtree Street NE
Atlanta GA  30303-1846
404/658-1776


December 28, 1996


To the Board of Directors of
Golden Isles Financial Holdings, Inc.
St. Simons, Georgia

  We have been engaged by the Board of Directors of Golden
Isles Financial Holdings, Inc. (The Company) to assist you in the financial analysis and strategic planning of its business affairs. Specifically, you have asked for our assistance in evaluating the various immediate tactical and long-term strategic alternatives with respect to First Bank Mortgage Corporation (FBMC), the Company's wholly-owned mortgage subsidiary, as well as analyzing certain expenses.
         In connection with our procedures, a mortgage lending industry consultant from Anderson Consulting presented to the Board of Directors various strategic alternatives with respect to FBMC. These alternatives included, among others, a strategy to allow the Company to remain in the retail mortgage lending market while substantially reducing both FBMC's risk profile and overhead expenses. It is our understanding that the Board of Directors has begun implementing this alternative.

         Our procedures generally consisted of interviewing current management and other employees and examining reports and other financial documents generated by the Company. We were not engaged to and did not perform an audit of the financial statements in accordance with generally accepted auditing standards or a review of the financial statements in accordance with standards promulgated by the American Institute of Certified Public Accountants. Accordingly, we do not express an opinion or any other form of assurance on any financial information of the Company or FBMC. Furthermore, we were not engaged to and did not perform a comprehensive review of the Company's internal accounting control systems.

         In connection with our procedures, certain matters came to our attention that may warrant further actions by the Company.
 These matters are summarized on the following pages.




 ARTHUR
 ANDERSEN


 To the Board of Directors of
 Golden Isles Financial Holdings, Inc.
 December 28, 1996
 Page 2


 Management Influence On The Internal Auditor

         A company's internal controls are designed to provide reasonable assurance regarding the reliability of financial reporting and compliance with applicable laws, regulations and company directives. During our procedures, we met with the Company's internal auditor, Mr. James Shirley. Mr. Shirley informed us that during the past year, the former Chairman and Chief Executive Officer, Mr. Gregory Junkin, and the former Chief Operating Officer and Chief Financial Officer, Mr. Paul Lockyer, prevented Mr. Shirley from fulfilling his duties. We were informed that the former CEO denied Mr. Shirley access to records that would have enabled him to respond to the board of directors' inquiries. Furthermore, we were informed that the former CEO instructed Mr. Shirley not to perform certain audit committee requested duties.

         Internal auditors and audit committees play an important role in evaluating the effectiveness of control systems and provide an important oversight function due to management's ability to override systems controls. Internal auditors are not objective when placed in a position of subordinating their judgment on audit matters to that of others. Accordingly, generally, internal auditors report directly to the audit committee of the board of directors. Top management - starting with the CEO - plays a key role in determining the control environment of a company. Any attempt by management to limit or prescribe the internal auditor's functions as dictated by the audit committee can serve to significantly undermine the control process throughout the Company. This conclusion is supported by the Internal Control-Integrated Framework, by the Committee of Sponsoring Organizations of the Treadway Commission, which states: In any organization, 'the buck stops' with the chief executive. He or she has ultimate ownership responsibility for the internal control system.

         The Company should ensure that the CEO, and all other present and future members of management, do not attempt to subordinate the Company's internal auditor's judgment. Furthermore, present and future management should not attempt to influence or limit the internal auditor's responses in reporting to the audit committee of the board of directors.

 Inconsistent Employee Insurance Benefits

         Based on our discussions with Company personnel, the Company's policy is to pay 95% of the employee's and 50% of the employee's family medical and life insurance premiums. From discussions with the Company's insurance providers, we were informed that the Company paid 100% of both the employee and family medical and life insurance premiums of the former CEO. These payments are inconsistent with Company policy. Based on information supplied to us by the Company's insurance providers and Company documents, these actions resulted in the Company paying premiums of approximately $2,500 during the former CEO's employment in excess of Company policie






 ARTHUR
 ANDERSEN


 To the Board of Directors of
 Golden Isles Financial Holdings, Inc.
 December 28, 1996
 Page 3


         We were also informed that the Company paid 100% of the insurance premiums of the former CEO prior to his being employed by the Company. This resulted in an additional $4,500 of Company funds expended for the benefit of the former CEO in excess of Company policies.

         Finally, we were informed that the Company paid 100% of the insurance premiums of the personal secretary to the former CEO.
 We have been informed that during the period these payments were made by the Company, this individual was not an employee. Based on our discussions with the Company's insurance providers, the personal portion of these premiums paid by the Company amounted to approximately $2,140. Again, these payments were in excess of Company policy.

         Based on the items identified above, insurance payments in excess of Company policy and relating to the former CEO and his personal secretary totaled approximately $9,140.

 Authorization of Disbursements

         Many companies utilize a policy of requiring two authorization signatures on company checks exceeding specified dollar amounts (e.g. $10,000). This policy serves to enhance control of company funds. Generally, such a policy is enacted by pre-printing on the face of all company checks Two signatures required for all amounts in excess of $10,000. Based on our observations, the Company presently has no such policy.
 Disbursements may be authorized by any sole signatory. Based on our examination of Company documents, substantially all disbursements were authorized by Mr. Junkin and Mr. Lockyer.
  The Company may wish to consider requiring a board member not involved in the day-to-day operations of the Company to co-authorize certain significant disbursements. By establishing a policy of requiring an additional signature on significant disbursements, such problems as discussed in the following point may be reduced.

 Payments to Concepts Designs, Inc.

         During 1995 and 1996, the Company expended approximately
 $846,000 for office furniture, fixtures and the like with one vendor, Concepts Designs, Inc. The majority of these disbursements were made during 1996. An analysis of these expenditures by entity is provided as follows:

 Golden Isles Financial Holdings, Inc.  $174,535
 First Bank Mortgagee                    186,724
 First Credit Corporation                 56,824
 First Bank of Brunswick-Brunswick       144,642
 First Bank of Brunswick-St. Simons      283,666

 Total                                  $846,391


 ARTHUR
 ANDERSEN


 To the Board of Directors of
 Golden Isles Financial Holdings, Inc.
 December 28, 1996
 Page 4


    In connection with our evaluation of these expenditures, we were informed by the Company's internal auditor, Mr. Shirley, that the audit committee had previously requested certain information regarding payments to Concepts Designs, Inc. Mr. Shirley informed us that the former CEO denied Mr. Shirley access to certain information that would enable him to respond to the audit committee's inquiries.

    Based on our preliminary results regarding Company payments to Concepts Designs, Inc., certain members of the board expressed concern to us when informed of the magnitude of these disbursements. Furthermore, various board members expressed concern regarding the feasibility of these capital expenditures given the Company's poor financial performance, capital restrictions and liquidity position. Based on these comments and Mr. Shirley's representations, it appears evident that financial information was not being adequately communicated between the Company and the board of directors. As previously discussed, by requiring the additional authorization signature of a board member for significant Company disbursements and allowing the internal auditor access to information to fulfill the audit committee's requests, the likelihood of the Company embarking upon a capital expenditure purchasing program of this magnitude without the board of director's consent or knowledge would be diminished.

    In connection with these payments to Concept Designs, Inc., we were informed the Company's internal auditor, Mr. Shirley, inquired of Mr. Lockyer if the Company asked for and obtained competitive bids from other vendors. Mr. Shirley informed us that Mr. Lockyer's response was that competitive bids were unnecessary. In addition, board members informed us that, despite the magnitude of these expenditures, the board was not provided budgets highlighting the use of these funds.

 Employee Reimbursements

    In connection with our examination of Company disbursements, we noted that during the twenty-two month period ended October 1996, the Company had reimbursed the former CEO approximately $30,000 in purported employee travel, means and other related expenses. Both the Internal Revenue Service and the Company have established substantiation requirements with regard to documenting expenses of this nature. Based on our analysis, we noted that in several circumstances, the former CEO failed to comply with Company guidelines in connection with documenting these expenses. We noted certain instances for expenses that were unsupported. Nevertheless the former CEO's expenses were approved by Mr. Lockyer and paid by the Company.


 ARTHUR
 ANDERSEN


 To the Board of Directors of
 Golden Isles Financial Holdings, Inc.
 December 28, 1996
 Page 5


    The Company may wish to further investigate these matters.
 Of particular interest, we noted the following:

 1. Mr. Junkin sold his personal furniture to the Company. In connection therewith, the Company paid Mr. Junkin approximately $14,000.

 2. The Company reimbursed Mr. Junkin $331 for a charge from
     Charter Health Center. Due to the lack of documentation, we are unable to determine the nature of this charge, but we were informed that Charter Health Center is a recreational health facility in St. Simons.

 3. Certain expenses for which Mr. Junkin was reimbursed were unexplained.

 4. The Company reimbursed Mr. Junkin for a three year membership to the Delta Crown Room.

 5. During the twenty-two month period, Mr. Junkin made nine trips to Phoenix, Arizona. These trips were generally described as meetings with market makers.

    While the matters addressed in this letter came to our attention during the course of our work, had we performed additional procedures or had we made a study and evaluation of the internal control structure of the Company for the purpose of expressing an opinion thereon, other matters might have come to our attention that would have been reported to you.

    This report is intended solely for the use of the Company and is not to be used for any other purpose.

 Very truly yours,

 [DRAFT - not signed]

 Arthur Andersen LLP